Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Industry & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Announces Appointment of

Peter Leddy, Ph.D., to the NuVasive Board of Directors

SAN DIEGO, July 28, 2011 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that Peter Leddy, Ph.D., .has been named to the NuVasive Board of Directors. Leddy is Senior Vice President of Global Human Resources at Life Technologies Corp.

Alex Lukianov, Chairman and Chief Executive Officer of NuVasive, said “Dr. Leddy brings a proven track record of building a culture of innovation at Life Technologies. His extensive knowledge evolving human resource practices will be a welcomed addition and will further bolster the depth and experience within our Board of Directors. As we execute on our market share taking strategy with Speed of Innovation™ as our competitive edge, we look forward to Dr. Leddy’s contributions as we drive toward our next milestone of becoming a $1 billion revenue company.”

Leddy leads the global human resources function for a workforce of approximately 11,000 at Life Technologies, and has been with the organization since July 2005. He was instrumental in successfully integrating Invitrogen and Applied Biosystems as part of the merger to become Life Technologies, and is at the forefront of driving a performance innovation culture, a hallmark of Life Technologies.

Prior to Life Technologies, Leddy held several senior management positions with Dell Incorporated from 2000 to 2005. Prior to Dell, Leddy served as the Executive Vice President for Human Resources at Promus Hotel Corporation (Doubletree, Embassy Suites). He also served in a variety of executive and human resource positions at PepsiCo.

Leddy received his B.A. in psychology from Creighton University and his M.S. and Ph.D. degrees in industrial and organizational psychology from the Illinois Institute of Technology. Leddy also serves on the California State University (CSU) Professional Science Master’s Executive Board and is a member of the Human Resources Policy Association.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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